SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                     Date of Report:  December 15, 1997



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated December 11, 1997:

MEDIMMUNE AND SMITHKLINE BEECHAM FORM WORLDWIDE HUMAN PAPILLOMAVIRUS VACCINE
                                  ALLIANCE

Gaithersburg, MD, and Philadelphia, PA, December 11, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) and SmithKline Beecham ("SB") (NYSE:SBH) today announced that they have entered into a strategic alliance to develop and commercialize human papillomavirus (HPV) vaccines for prevention of cervical cancer and genital warts. In exchange for exclusive worldwide rights to MedImmune's HPV vaccine technology, SB has agreed to provide MedImmune with an up-front payment, future funding and potential developmental and sales milestones which together could total over $85 million, as well as royalties on any product sales. Currently, MedImmune is conducting a Phase 1 clinical trial with its first HPV vaccine candidate, HPV-11. MedImmune expects to begin clinical evaluation of HPV-18 and HPV-16 vaccine candidates in 1998.

"As one of the most successful vaccine companies worldwide, SmithKline Beecham is an excellent partner for development and commercialization of our HPV vaccine," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer of MedImmune. "HPV is one of the most important medical problems and one of the most significant commercial opportunities being targeted in the vaccine field today. We believe that the alliance between SmithKline Beecham and MedImmune solidifies a leadership position for our companies in the HPV field and enhances our opportunity together to successfully develop vaccines against cervical cancer and genital warts."

Under the terms of the agreement, the companies will collaborate on research and development activities. MedImmune will conduct Phase 1 and Phase 2 clinical trials and manufacture clinical material for those studies. SB is responsible for the final development of the product, regulatory, manufacturing, and marketing. Consummation of the transactions contemplated by the agreement is subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

"MedImmune's leadership position in virus-like particle technology for HPV strengthens SB Biological's vaccine development program for the prevention and treatment of HPV and complements SB Biological's unique vaccine adjuvant expertise," said Jean Stephenne, Senior Vice President of SB Biologicals, the vaccines division of SmithKline Beecham. "By working together we can accelerate our efforts and increase our chances to successfully develop vaccines against HPV."

HPVs are responsible for the development of genital warts and cervical cancer. There are over 75 different types of HPV associated with a variety of clinical disorders ranging from benign lesions to potentially lethal cancers. Four types of HPV cause the majority of genital warts and cervical cancer cases: HPV-6, HPV-11, HPV-16 and HPV-18. There are currently no vaccines to prevent these common sexually transmitted diseases that affect 24 to 40 million men and women in the United States.

MedImmune's first HPV vaccine candidate, MEDI-501, is currently in a Phase 1 clinical trial to evaluate safety, tolerance and immunogenicity. MedImmune's strategy for vaccine development relies on a virus-like particle (VLP) technology for producing a structurally identical, non-infectious form of the virus in vitro. The potential effectiveness of a VLP vaccine candidate has been demonstrated utilizing an animal model for papillomavirus infection. MedImmune expects to begin Phase 1 studies with MEDI-504 and MEDI-503, its HPV-18 and HPV-16 vaccine candidates in 1998. Following Phase 1 studies, the components will be combined into multi-valent vaccines for Phase 2 and Phase 3 clinical trials.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. The Company currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials.

SmithKline Beecham Biologicals is located in Rixensart, Belgium, and is the center of all SB's activities in the field of vaccine research, development and production. SB Biologicals employs over 500 research scientists who are devoted to discovering and developing cost-effective and more convenient combination vaccine products to prevent infections which cause serious medical problems worldwide. SB Biologicals produces well over 750 million doses of vaccines per year. Every second, 25 doses of SB Biologicals' vaccines are distributed around the world. SmithKline Beecham, one of the world's leading healthcare companies, discovers, develops, manufactures and markets human pharmaceuticals, health-related consumer products and clinical laboratory testing services.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Companies' filings with the U.S. Securities and Exchange Commission. Commercialization of an HPV vaccine will require prior approval from regulatory authorities, including the Food and Drug Administration in the U.S. There can be no assurance that such

                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            December 15, 1997